Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:

Media Contact Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	Investor Relations Contact Janet S. Watson Secretary/Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
ANNOUNCES RETIREMENT OF ROBERT L. LAMB
FROM BOARD OF DIRECTORS

JOPLIN, MO – September 10, 2004 – The Empire District Electric Company (NYSE:EDE) today announced that Mr. Robert L. Lamb will retire from its Board of Directors at the end of January 2005, following a 50-year career with Empire.

In announcing the retirement, Bill Gipson, president and CEO, stated, “Bob has been an integral part of Empire and the Joplin community for half a century.  He has seen the four-state region develop into a diversified manufacturing area with medical and retail centers, and witnessed Empire’s customer base grow from 64,000 to 157,000.”

Gipson continued, “We thank Bob for his many years of service and leadership and wish him and Pat the very best.”

Mr. Lamb began work at Empire as an electrical engineer on January 31, 1955.  In June of 1955, he took a military leave of absence and entered the Air Force in the research and development area where he attained the rank of Captain.  He returned to Empire in July 1958 as a junior engineer and advanced through the ranks of the Engineering department.

Mr. Lamb was elected vice president – customer services on October 17, 1974, and executive

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com

vice president in January 1978.  He was elected to the Board of Directors in April 1978 and to the office of president on June 1, 1982, the position he held when he retired from the Company on March 31, 1997.

During his career with Empire, Mr. Lamb was an active community leader and served in various capacities of many local, state, and national organizations including the Joplin Area Chamber of Commerce and Joplin United Way.  He served on the boards of the Joplin Industrial Development Authority, Joplin Business and Industrial Development Corporation, Mercy Regional Health Foundation, and American Hospital Association’s National Congress of Hospital Governing Boards.  He served on the boards of the Missouri Chamber of Commerce, St. John’s Regional Medical Center, Missouri Southern Foundation, and Board of Regents of Missouri Southern State University.

Mr. Lamb was an active member of the Edison Electric Institute, the MOKAN Power Pool, Southwest Power Pool, and North American Reliability Council.

He was recognized as Joplin’s Outstanding Citizen in 1987, and named Outstanding Community Economic Development Leader for the State of Missouri in 1991.

Lamb was born in Goodland, Kansas, on March 29, 1932, the son of Perl and Josephine (Cullins) Lamb.  He attended elementary school in Goodland and graduated in 1950 from Sherman County High School.

In 1955, Lamb graduated from the University of Kansas at Lawrence with a Bachelor of Science in Electrical Engineering.  In 1984, he was honored with the Professional Degree of Management Engineer from the University of Missouri – Rolla.

On September 6, 1953, he married Patricia Jean Kanuch of Calhan, Colorado.  They have two children, Nancy Durham of Joplin and the late David Lamb.  The Lambs have ten grandchildren and six great grandchildren.  They are members of the Immanuel Lutheran Church.  The Lambs reside in Joplin, Missouri.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, utility industry technical training, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q